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                                                                   Exhibit 10.70

                             CONFIDENTIAL TREATMENT

                       MANUFACTURING AND SUPPLY AGREEMENT

     This Manufacturing and Supply Agreement (the "SUPPLY AGREEMENT") is entered into effective as of October 2, 2003 (the "EFFECTIVE DATE") by and between CHIRON HEALTHCARE IRELAND LTD, a company organized under the laws of Ireland with offices at United Drug House, Belgard Road, Tallaght, Dublin, Ireland ("CHIRON") and CUBIST PHARMACEUTICALS, INC., a Delaware corporation with its principal offices at 65 Hayden Avenue, Lexington, MA 02421 ("CUBIST"). Chiron and Cubist are each sometimes referred to herein individually as a "PARTY" and, collectively, as the "PARTIES." CHIRON CORPORATION, a Delaware corporation having its principal place of business at 4560 Horton Street, Emeryville, California 94608 (the "CHIRON PARENT COMPANY"), is a party to this Supply Agreement only with respect to certain selected provisions of this Supply Agreement as specified herein.

                                   WITNESSETH

     WHEREAS, Cubist is developing a proprietary compound known under the generic name of daptomycin, and in particular a form of daptomycin which is administered by intravenous injection;

     WHEREAS, Chiron and Cubist, contemporaneously with the execution of this Supply Agreement, have entered into the License Agreement (as defined below) pursuant to which Cubist has granted to Chiron (i) exclusive rights in Europe and certain other countries to all injectable forms of daptomycin, and (ii) a right of first negotiation for rights to all other forms of daptomycin;

     WHEREAS, Cubist wishes to manufacture, or have manufactured, and supply all of Chiron's requirements for Licensed Products (as defined in the License Agreement), and Chiron wishes to be supplied its requirements for Licensed Products by Cubist; and

     WHEREAS, Chiron and Cubist wish to enter into a manufacturing and supply agreement that will govern the manufacture and supply of daptomycin products to Chiron, as contemplated in the License Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein and in the License Agreement, the Parties agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

     Any capitalized terms not defined in this Supply Agreement shall have the meaning given to them in the License Agreement. Any references in this Supply Agreement to Sections and Articles shall refer to Sections and Articles of this Supply Agreement, unless stated otherwise. As used herein, the following terms shall have the meanings specified below and terms defined herein in the plural shall include the singular and vice-versa.

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     1.1 "API" shall mean the active pharmaceutical ingredient, daptomycin, to be used in the manufacture of Filled Product.

     1.2 "API SPECIFICATIONS" shall mean those specifications for API as agreed upon in writing by the Parties pursuant to Section 3.1 (and as such specifications may be changed in accordance with Section 3.2).

     1.3 "APPLICABLE LAWS" shall mean all laws, statutes, ordinances, codes, rules, regulations, guidelines, and procedures which have been enacted by Regulatory Authorities and are in effect during the term hereof in each case to the extent applicable to the performance by the Parties of their respective obligations under this Supply Agreement or otherwise to the subject matter of this Supply Agreement.

     1.4 [*]* shall have the meaning assigned to such term in [*].

     1.5 "CARRIER" shall mean the common carrier selected by Chiron to deliver Filled Product ordered by Chiron.

     1.6 "CERTIFICATES OF ANALYSIS AND COMPLIANCE" shall mean the certificate of analysis confirming the identity, strength, quality and purity of the Lot of Filled Product to which it pertains together with the certificate of compliance confirming that the same Lot of Filled Products were manufactured, tested, stored and supplied in compliance with cGMPs and Applicable Laws, each such certificate signed by an authorized signatory of Cubist.

     1.7 "CGMPS" shall mean the current good manufacturing practices required by the Regulatory Authorities of each regulatory jurisdiction within the Territory with respect to the manufacture, testing, storage and supply of Filled Products for sale in such jurisdiction.

     1.8 "COMMERCIALLY REASONABLE EFFORTS" shall mean, solely for the purpose of interpreting this Supply Agreement, with respect to an obligation to manufacture or have manufactured Filled Product, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts that a similarly situated pharmaceutical company devotes to a product of similar market potential, profit potential or strategic value and similar scientific, technical, development and regulatory risks, based on conditions then prevailing.

     1.9 "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated as of October 31, 2002, by and between Chiron and Cubist.

     1.10 "CONFORMING PRODUCT," shall mean Filled Product that (a) was made from API that conforms to applicable API Specifications, (b) was prepared and handled in compliance with applicable cGMPs, Applicable Laws, master batch record and any other procedures or documents agreed upon by the Parties, in writing, (c) conforms with applicable Filled Product Specifications, (d) is not adulterated within the meaning of the U.S. Food, Drug and Cosmetic Act or similar provisions of any Applicable Laws, and (e) is packaged and shipped in accordance with the applicable Packaging Specifications.

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     1.11 "CONTRACT MANUFACTURING AGREEMENTS" shall mean any and all agreements pursuant to which API, Filled Product or any key ingredients thereof are processed or manufactured on behalf of Cubist (including any such agreements for any step in the manufacturing process), including without limitation, the Abbott Laboratories, ACS Dobfar S.p.A. and DSM Capua S.p.A. contracts, together with all amendments and extensions of such agreements.

     1.12 "CUBIST SUPPLIERS" shall have the meaning assigned to such term in
Section 2.3.

     1.13 "DEFECTIVE MANUFACTURED PRODUCT" shall mean any Filled Product supplied by Cubist to Chiron pursuant to this Supply Agreement as to which Cubist has materially breached any of its product warranties under Section 9.1 of this Supply Agreement.

     1.14 "DELIVERY DATE" shall have the meaning assigned to such term in
Section 4.3(a).

     1.15 "DISCREPANCY REPORTS" shall mean deviation reports pertaining to API or Filled Products generated by Cubist or Cubist Suppliers that contain information relating to deviations that may require reporting to Regulatory Authorities.

     1.16 "DOLLAR" shall mean a United States dollar, and "$" shall be interpreted accordingly.

     1.17 "DRUG MASTER FILE," or "DMF" shall mean a voluntary submission that may be used to provide confidential, detailed information about the API and facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of API or one or more other drug products.

     1.18 "EXCESS QUANTITIES" shall have the meaning assigned to such term in
Section 4.3(b)(ii).

     1.19 "EXISTING SUPPLIERS" shall have the meaning assigned to such term in
Section 2.3.

     1.20 "FACILITIES" shall mean those facilities agreed upon by the Parties, in writing, at which API and/or Filled Product is to be manufactured hereunder.

     1.21 "FILLED PRODUCTS" shall mean the Licensed Products to be supplied hereunder, lyophilized and in their primary containers (e.g., filled vials), bulk-packaged and ready for final packaging and labeling for use in humans in the Territory.

     1.22 "FILLED PRODUCT SPECIFICATIONS" shall mean those specifications for Filled Product as agreed upon in writing by the Parties pursuant to Section 3.1 (and as such specifications may be changed in accordance with Section 3.2).

     1.23 "FINISHED PRODUCTS" shall mean the Filled Products supplied hereunder, labeled and packaged in final form and ready for use in humans in the Territory.

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     1.24 "INCLUDING" shall mean "including without limitation."

     1.25 "INITIAL FORECAST" shall have the meaning assigned to such term in
Section 4.1.

     1.26 "INITIAL FORECAST MAXIMUM QUANTITIES" shall have the meaning assigned to such term in Section 4.1.

     1.27 "JOINT COORDINATION TEAM" OR "JCT" shall mean the Cubist-Chiron committee formed as described in Section 3.2(a) of the License Agreement.

     1.28 "LICENSE AGREEMENT" shall mean that certain License Agreement between the Parties of even date herewith.

     1.29 "LOT" shall mean a single production run of Filled Product.

     1.30 "LOT DOCUMENTATION PACKAGE" shall mean all of the following related to a given Lot: (a) with respect to API, Certificates of Analysis and Compliance, a summary list of Discrepancy Reports, and the actual Discrepancy Reports upon request by Chiron where required to release Filled Product in the Territory and
(b) with respect to Filled Product, Certificates of Analysis and Compliance, batch production records, Discrepancy Reports, lot disposition form(s) signed by Cubist and customs related documentation required to export from the country of manufacture. In any event, Cubist shall provide Chiron all documentation required by the Regulatory Authorities. If actual Discrepancy Reports are necessary for Chiron to comply with the requirements of the Regulatory Authorities in the Territory and Chiron has submitted such request to Cubist, thereafter, Cubist shall provide with each Lot the actual Discrepancy Reports (not merely the summaries thereof).

     1.31 "MANUFACTURING COST" shall have the meaning assigned to such term in
Section 7.1(b).

     1.32 "MANUFACTURING INFORMATION" shall have the meaning assigned to such term in Section 5.3(d) of the License Agreement.

     1.33 "MAXIMUM QUANTITIES" shall have the meaning assigned to such term in
Section 4.2.

     1.34 "NON-BREACHING PARTY" shall have the meaning assigned to such term in
Section 11.4(a).

     1.35 "NON-CONFORMING PRODUCT," or "NON-CONFORMING," with respect to Filled Product, shall mean any Filled Product that is not Conforming Product.

     1.36 "NOTIFIED PARTY" shall have the meaning assigned to such term in
Section 11.4(a).

     1.37 "PACKAGING SPECIFICATIONS" shall mean those specifications for the packaging and shipment of Filled Product agreed upon in writing by the Parties pursuant to Section 3.1.

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     1.38 "PRODUCT SHORTAGE" shall have the meaning assigned to such term in
Section 8.2.

     1.39 "PURCHASE ORDER" shall have the meaning assigned to such term in
Section 4.3.

     1.40 "QC" shall mean quality control.

     1.41 "QUALITY AGREEMENT" shall have the meaning assigned to such term in
Section 3.10.

     1.42 "REGULATORY APPROVAL" shall mean (i) in the United States, approval by the FDA of an NDA or equivalent and satisfaction of any related applicable FDA registration and notification requirements, and (ii) any equivalent approval in any country other than the United States.

     1.43 "REGULATORY AUTHORITIES" shall mean foreign counterparts of the FDA in the Territory, and other government agencies in the Territory charged with enforcing laws, rules or regulations governing the manufacture, sale and/or marketing of pharmaceuticals.

     1.44 "REMAINING SHELF-LIFE" shall have the meaning assigned to such term in
Section 3.4.

     1.45 "REQUIRED CHANGE" shall mean any proposed changes to the Specifications or the manufacturing procedures for either API or Filled Product made by either Party that is required by any regulatory agency or law or regulation of any jurisdiction inside or outside the Territory.

     1.46 "REQUIRED CHANGE COSTS" shall have the meaning assigned to such term in Section 3.2(c).

     1.47 "ROLLING FORECAST" shall have the meaning assigned to such term in
Section 4.2.

     1.48 "SPECIFICATIONS" shall mean API Specifications, Filled Product Specifications and Packaging Specifications.

     1.49 "TERM" shall mean the term of this Supply Agreement as specified in
Section 11.1.

     1.50 "TRANSFER PRICE" shall have the meaning assigned to such term in
Section 7.1(a).

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                                    ARTICLE 2
                                SUPPLY; PLANNING

     2.1. SUPPLY OF FILLED PRODUCTS. During the Term, and subject to and upon the terms and conditions of this Supply Agreement: (a) Cubist shall manufacture (or have manufactured) API and Filled Products, and (b) Cubist shall supply Chiron with all of its requirements for Filled Products, and Chiron shall purchase all of its requirements for Filled Products from Cubist.

     2.2. COSTS OF PRODUCT MANUFACTURE. Except as otherwise provided in Section 3.2, Cubist shall bear all costs of API and Filled Product manufacture, including costs of raw materials, equipment and facility acquisition and modifications thereof, overhead, labor costs and manufacturing service fees paid to Cubist Suppliers.

     2.3. SUB-CONTRACTING. The Parties acknowledge that, as of the Effective Date, Cubist has entered into Contract Manufacturing Agreements with Abbott Laboratories, ACS Dobfar S.p.A. and DSM Capua S.p.A (such Third Parties referred to herein as the "EXISTING SUPPLIERS" and together with any other Third Party suppliers of API or Filled Product referred to collectively as the "CUBIST SUPPLIERS," PROVIDED, HOWEVER, such supplier shall not be a Cubist Supplier from and after the date that its contractual arrangement with Cubist has terminated or expired). Subject to the change control procedures in Section 3.2, prior to entering into a Contract Manufacturing Agreement with a Third Party that is not an Existing Supplier, and provided that Cubist expects that such Third Party will manufacture API or Filled Products for use by Chiron in accordance with the terms of this Supply Agreement, [*]. Notwithstanding any Contract Manufacturing Agreements or anything provided herein, express or implied, to the contrary, Cubist shall be responsible for meeting all of its obligations hereunder, and where a provision hereof calls for Cubist to perform an obligation that Cubist has sub-contracted to a Cubist Supplier, Cubist shall be liable for the performance of such obligation.

     2.4. SECOND MANUFACTURING SOURCE(s)

          (a) FILLED PRODUCT. Within [*] after the first Commercial Launch in the Territory, Cubist shall use Commercially Reasonable Efforts to establish and thereafter during the Term maintain, or cause to be so established and maintained, one or more facilities such that there are at least [*] facilities located at least [*] apart licensed and qualified to manufacture Filled Products. Each such facility shall have the capacity to supply commercial quantities of Filled Product.

          (b) API. As of the Effective Date, Cubist is party to Contract Manufacturing Agreements pursuant to which Cubist Suppliers have agreed to process and manufacture API on behalf of Cubist at two (2) facilities that are, or will be, licensed and qualified. After the expiration or termination of the first to expire or terminate of the Contract Manufacturing Agreements relating to API supply, Cubist may elect not to maintain a qualified second source of API by considering, among other factors, (i) product quality, (ii) delivery reliability, (iii) excess capacity, and (iv) price of suppliers, provided however, prior to making any

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decision to reduce the number of qualified API suppliers to a single Facility
[*] In the event Cubist determines in its sole business judgment to maintain a single facility to manufacture API, Cubist shall store a combination of API and Filled Products at one or more locations that are each at least [*] from Cubist's then current API supplier in quantities sufficient to meet global demand for Licensed Products for a period of at least [*]. Cubist hereby agrees that not less than [*] of such inventory quantities of API and Filled Products shall consist of API. For as long as Cubist maintains a single facility for API, [*] Any facility maintained by Cubist for the manufacture of API pursuant to this Section 2.4(b) shall have the capacity to supply commercial quantities of API.

          (c) KEY RAW MATERIALS. Cubist shall use Commercially Reasonable Efforts to establish and maintain second sources for those other materials that Cubist reasonably believes are key raw materials to be used for the processes of manufacturing the API and the Filled Product.

          (d) ALTERNATE SUPPLIER QUALIFICATION. If Chiron reasonably believes that Cubist's efforts to avoid interruption of supply are not sufficient at any time while only a single Facility is licensed and qualified to manufacture API, Chiron may [*] at such time, but Chiron shall not be entitled to source any supply of API or Filled Products from such [*] except in accordance with the provisions of Section 11.6. Upon election by Chiron to [*], Cubist agrees to cooperate and assist Chiron in doing same, including [*] to the same extent as if Chiron were [*]. Chiron shall be responsible for all costs and expenses incurred by Cubist in connection with the rendering of such cooperation and assistance. The Parties hereby acknowledge that nothing in this Section 2.4(d) is intended to limit Chiron's rights under Section 11.6 hereof.

     2.5 GLOBAL MANUFACTURING PLAN. Cubist shall prepare and provide to Chiron, not later than three (3) months after the acceptance by a Regulatory Authority of any application for Regulatory Approval in any Major Market Country, a detailed manufacturing plan for meeting near term and long range global demand for the Licensed Product (the "MANUFACTURING PLAN"). The Manufacturing Plan shall set forth the activities necessary or useful for the manufacture and supply of Licensed Products (including Filled Product) for ensuring a reliable source of same to meet world wide requirements of Chiron, Cubist and Other Licensees for Licensed Products in their respective territories, and will address, at minimum, the following:

     (i)    process development activities,

     (ii) plan for capacity expansion as required to support global supply requirements and Commercial Launch,

     (iii) plans for bulk manufacture, formulation and filling of unlabeled vials,

     (iv)   production plans and inventory plans,

     (v)    stability testing and shelf-life extension plans,

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     (vi)   securing second source and/or backup for key manufacturing steps and for key raw materials,

     (vii) procedures followed by Cubist to obtain and maintain licenses, registrations or authorizations for Licensed Product manufactured by Contract Manufacturers to be sold in the Territory,

     (viii) each of the foregoing in respect of each indication and/or formulation of each Licensed Product,

     (ix) the identification of all Facilities licensed or expected to be licensed by Regulatory Authorities to manufacture API and Filled Product for supply hereunder, and

     (x) expected Facility capacity, plans for validation of new Facilities and processes, and regulatory inspection plans.

Cubist shall update the Manufacturing Plan annually and Cubist shall provide such updated Manufacturing Plan to Chiron prior to the JCT's last scheduled meeting during the then current year. Chiron shall have the right to review and comment, via the JCT, on the Manufacturing Plan and any and all revisions and updates thereto, and Cubist shall, in good faith, consider all comments made by Chiron. Except as otherwise provided herein, Cubist shall bear all costs and expenses in connection with any and all manufacturing activities engaged in by Cubist and its Affiliates in connection with the Manufacturing Plan, regardless of whether such activities occur within the Territory or outside the Territory.

                                   ARTICLE 3.
                  MANUFACTURE, PACKAGING AND QUALITY ASSURANCE

     3.1. ESTABLISHMENT OF SPECIFICATIONS AND MANUFACTURING PROCEDURES. The Parties shall mutually agree in writing (such agreement not to be unreasonably delayed or withheld), on a timely basis, on applicable API Specifications, Filled Product Specifications and Packaging Specifications that meet the requirements of the Regulatory Authorities and the Applicable Laws of each country in which Finished Products are to be sold. The Parties shall work expeditiously to agree upon such Specifications so as to permit Chiron to have adequate stocks of Conforming Product on hand in advance of the anticipated Commercial Launch in the Territory. The Parties acknowledge and agree that the API Specifications, the Filled Product Specifications, the Packaging Specifications and the manufacturing procedures for API and Filled Product shall be based substantially on Cubist's US FDA approved specifications and manufacturing procedures, but with all such modifications and additional procedures as may be required for the API and Filled Product to comply with cGMPs and the requirements under Applicable Laws. Any and all such modifications and additional procedures shall be adopted in accordance with the provisions of
Section 3.2 hereof.

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     3.2. CHANGES IN SPECIFICATIONS OR MANUFACTURING PROCEDURES.

          (a) CUBIST CHANGES. Cubist shall notify Chiron in writing of any changes that it proposes to make to the Specifications, or the manufacturing procedures, for API or Filled Product.

               (i) In the event that a change to the Specifications, or the established manufacturing procedures, for API or Filled Product is being proposed by Cubist at any time prior to obtaining Regulatory Approval in (A) the European Union if Chiron is pursuing a centralized filing strategy for Regulatory Approval in the European Union, or (B) the reference member state if Chiron is pursuing a mutual recognition filing strategy for obtaining Regulatory Approval in the European Union (such Regulatory Approval pursuant to either clause (A) or clause (B) being hereinafter referred to as the [*], then Cubist will [*].

               (ii)  Cubist shall deliver with the notice required pursuant to
Section 3.2(a) adequate documentation to enable Chiron to determine whether such change requires Regulatory Approval. As soon as reasonably practicable but in no event later than [*] after delivery of such notice, Chiron shall notify Cubist if such proposed change would require Regulatory Approval in any country in the Territory.

               (iii) If such proposed change is being proposed by Cubist at any time after [*] has been obtained, then Cubist may proceed to implement such change [*] with respect to API or Filled Product for all countries in the Territory, PROVIDED that Cubist complies with all of the provisions set forth in this Section 3.2(a) with respect to those countries as to which Chiron has previously notified Cubist that such changes would require Regulatory Approval. In the event that any such proposed change would require Regulatory Approval within any country in the Territory, Chiron agrees that it will take the necessary steps to obtain such Regulatory Approval as soon as reasonably practicable (it being understood that time may be of the essence). Unless and until Chiron has obtained Regulatory Approval for such proposed changes, Cubist shall continue to supply Filled Product to Chiron in accordance with the provisions of this Supply Agreement, and such Filled Product shall conform with the Specifications and manufacturing processes previously approved and then in effect for such Filled Product in each country of the Territory that requires Regulatory Approval for such proposed changes.

               (iv) Other than with respect to Required Changes in the Territory (which is addressed in paragraph (c) below), Cubist shall pay for any additional capital costs or other expenses of manufacturing API or Filled Product over those which Cubist is then incurring to manufacture or have manufactured API or Filled Product to implement each change made pursuant to this Section 3.2(a), including each Required Change made in response to a regulatory agency or law or regulation of any jurisdiction outside the Territory. All of such additional capital costs or such other expenses of manufacturing that are allocated to Cubist's Manufacturing Cost consistent with United States generally accepted accounting principles shall result in an adjustment of the Transfer Price paid by Chiron to Cubist pursuant to this Supply Agreement for Filled Product.

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               (v)   Notwithstanding any provision herein to the contrary, if
Cubist requests a change to the Specifications or the manufacturing procedures that is not required by a Regulatory Authority in the Territory but the implementation of which would require Chiron to obtain Regulatory Approval of such change, then [*] associated with obtaining and maintaining Regulatory Approval in the Territory for such modification to the Specifications and manufacturing procedures. At the request of Cubist, Chiron hereby agrees to provide Cubist [*] as soon as reasonably practicable.

          (b) CHIRON CHANGES. Chiron will notify Cubist of any change that it proposes to make to the Specifications, or the manufacturing procedures, for API or Filled Product. Subject to paragraph (c) below, Cubist will use Commercially Reasonable Efforts to determine whether it is capable of making such change. Cubist shall notify Chiron as soon as reasonably practicable whether it is able to implement such change, and shall indicate whether the implementation of such change will result in any additional capital costs or other expenses of manufacturing such Filled Product over those which Cubist is then incurring to manufacture or have manufactured such Filled Product (whether any such additional capital costs or other expenses of manufacturing consist of non-recurring expenses or development or manufacturing costs). Subject to paragraph (c) below, if Chiron agrees to pay for any such additional capital costs or other expenses of manufacturing, then Cubist will use Commercially Reasonable Efforts to implement such change, and, if Chiron does not agree to pay for such additional capital costs or other expenses of manufacturing, then Cubist will not be obligated to implement such change. None of such additional capital costs or such other expenses of manufacturing that Chiron shall be required to pay pursuant to this Section 3.2(b) [*] pursuant to this Supply Agreement for Filled Product.

          (c) COST OF REQUIRED CHANGES IN THE TERRITORY. If a regulatory agency or law or regulation of any jurisdiction inside the Territory requires any changes in the Specifications, or the manufacturing procedures, for API or Filled Product, then [*] in connection with such changes (in each case, whether any such costs consist of capital costs or other expenses of manufacturing, the "REQUIRED CHANGE COSTS") [*:] (i) [*] Required Change Costs [*], (ii) [*] Required Change Costs [*] and (iii) [*] Required Change Costs shall be [*]. None of the Required Change Costs [*] pursuant to this Section 3.2(c) shall be [*] pursuant to this Supply Agreement for Filled Product. Capital costs that are Required Change Costs shall be allocated to Required Change Costs consistent with United States generally accepted accounting principles. Cubist shall bear all costs and expenses of development activities in support of implementing Specification or manufacturing procedure changes as they relate to this Section 3.2(c).

     3.3. STABILITY STUDIES. Cubist shall conduct or have conducted stability studies on API and Filled Products as required by Regulatory Authorities and, in any case, on at least one Lot of each Filled Product from each site where such Filled Product is manufactured, in each case at least once per year following the first Commercial Launch of such Filled Product in the Territory. Cubist shall provide Chiron with an annual report of all data Cubist has obtained from such stability studies during the year preceding the report. Cubist and Chiron shall notify each other within 48 hours after becoming aware of any identified stability failure for API or Filled Product.

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     3.4. SHELF-LIFE. The shelf-life of Filled Products, initially, shall be such that Cubist can deliver Filled Products to the Carrier with a remaining shelf-life of at least [*] (the "REMAINING SHELF-LIFE"), provided that the shelf-life of Filled Product as approved by the applicable Regulatory Authorities is at least [*]. Chiron shall promptly notify Cubist in writing if any Regulatory Authority approves a shelf-life of Filled Product that is [*]. Upon receipt of such notice by Cubist, the Remaining Shelf-life shall be increased by one half of the increase in the shelf-life of Filled Product approved by such Regulatory Authority (i.e. if the Regulatory Authority increased the shelf-life by [*], then the Remaining Shelf-life shall be increased by [*]. Cubist shall use Commercially Reasonable Efforts to extend the shelf-life of Filled Products each time it becomes reasonably practicable to do so, and upon receipt of Regulatory Approval of such extension, the Remaining Shelf-life shall be deemed to be extended to the same extent as provided in the foregoing sentence.

     The Parties acknowledge and agree that the definition of Remaining Shelf-life, and the ordering, forecasting and supply chain management procedures, agreed upon and specified in this Supply Agreement, including without limitation, the provisions in Articles 2, 3, 4 and 5, are based on the assumption that the shelf-life of Filled Product approved by Regulatory Authorities shall in no event be less than [*]. In the event that the approved shelf-life of Filled Product is less than [*], Cubist and Chiron each agree to promptly and in good faith agree upon reasonable adjustments to all affected provisions, including without limitation, the provisions in Articles 2, 3, 4 and 5, with a view to achieving a commercially reasonable arrangement for the manufacture and supply of Filled Product that has the maximum Remaining Shelf-life under the circumstances.

     3.5. FILLED PRODUCT TESTING, DOCUMENTATION AND RELEASE. Cubist shall maintain, and/or request that the Cubist Suppliers maintain, reasonably detailed records pertaining to each stage of the manufacture, fill and finish of API and Filled Products and the methods and facilities used therefor, including Lot Documentation Packages. Cubist shall be responsible for releasing each lot of API and Filled Product and shall certify that each such released lot was manufactured and tested in accordance with applicable cGMPs, manufacturing procedures, Specifications and Applicable Laws and providing Lot Documentation Package confirming same. Cubist shall perform, or cause to be performed, all reasonable testing in connection with the release of Filled Product as may be required for satisfying the Regulatory Authorities or Applicable Laws or monitoring QC.

     3.6. SHIPPING VALIDATION PROTOCOLS. Cubist and Chiron shall develop and mutually agree upon protocols for the shipment of Filled Products into the Territory. Thereafter, Cubist shall follow such protocols. Cubist shall bear the costs and expenses associated with shipping validation.

     3.7. QC SAMPLES; DOCUMENTATION; ANALYTICAL METHODS. Cubist shall retain samples from each Lot for a period of at least one (1) year after the expiration date of such Lot. Cubist shall provide Chiron, at no additional cost, with all reasonable assistance to transfer the ability to perform and validate analytical methods useful in analyzing Filled

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Products and shall promptly transfer to Chiron any updates to such methods approved and implemented during the Term.

     3.8. TERRITORY QC. Chiron shall be responsible for QC testing of Filled Products required by Regulatory Authorities to be performed in the Territory. Chiron will use test methods and processes agreed upon, in writing, by the Parties, such agreement not to be unreasonably delayed or withheld. Chiron will not alter such test methods or processes or adopt new tests without Cubist's written approval, such approval not to be unreasonably withheld or delayed.

     3.9. FINISHED PRODUCT PACKAGING AND TESTING. Chiron shall be responsible for the final packaging, labeling, QC testing, and release of Finished Products, and the retention of Finished Product samples, as required by this Supply Agreement and Regulatory Authorities in the Territory. Chiron also shall be responsible for obtaining any necessary import permits for Finished Products, and using test methods mutually agreed upon by the Parties, such agreement not to be unreasonably delayed or withheld. Chiron shall afford Cubist reasonable audit rights with respect to such retention samples and documentation pertaining to such QC testing.

     3.10. QUALITY ASSURANCE AGREEMENT. As soon as reasonably practicable, Chiron and Cubist shall enter into a separate quality assurance agreement on terms to be mutually agreed upon by the parties acting reasonably and in good faith (the "QUALITY Agreement"). Cubist shall enter into Quality Agreements with each of the Cubist Suppliers and provide copies to Chiron. Such Quality Agreements shall ensure that no Cubist Supplier shall make any changes to the Specifications or the established manufacturing procedures for API or Filled Product (including any changes to a registered DMF) without Cubist's prior written consent.

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                                    ARTICLE 4
                                FORECASTS; ORDERS

     4.1. INITIAL FORECAST. Not more than [*] prior to the first anticipated delivery date of Licensed Product, Chiron shall submit to Cubist the first written forecast ("INITIAL FORECAST") of the quantities of Filled Products it expects to purchase from Cubist during the succeeding [*]. Subject to Section 4.6, (a) the first [*] of the Initial Forecast shall not be binding upon Cubist,
(b) the [*] of the Initial Forecast shall be binding upon Chiron and Cubist, (c) the [*] shall be binding to the extent that Chiron shall be obligated to purchase and Cubist shall be obligated to supply not less than [*] of the forecasted quantities of Filled Products, but Chiron may, at its option, purchase, and Cubist shall be obligated to supply, up to [*] of the quantities forecasted for those [*] (the latter quantities being referred to hereinafter as the "INITIAL FORECAST MAXIMUM QUANTITIES") and (d) the [*] of the Initial Forecast shall be non-binding.

     4.2 ROLLING FORECAST. Each month after the month in which Chiron's Initial Forecast specified in Section 4.1 is submitted, Chiron shall submit to Cubist a written forecast of the quantities of Filled Products it expects to purchase from Cubist during the succeeding [*], and each month thereafter, Chiron will provide Cubist with an update of such forecast (the "ROLLING FORECAST"). Subject to Section 4.6, (a) the first [*] of the Rolling Forecast shall be binding upon Chiron and Cubist, (b) the following [*] shall be binding to the extent that Chiron shall be obligated to purchase and Cubist shall be obligated to supply not less than [*] of the forecasted quantities of Filled Products, but Chiron may, at its option, purchase, and Cubist shall be obligated to supply, up to [*] of the quantities forecasted for those [*] (the latter quantities being referred to hereinafter as the "ROLLING FORECAST MAXIMUM QUANTITIES", and the term "MAXIMUM QUANTITIES" shall mean, either the Initial Forecast Maximum Quantities (with respect to an Initial Forecast) or the Rolling Forecast Maximum Quantities (with respect to the Rolling Forecasts), as the case may be), and (c) the [*] of the Rolling Forecast shall be non-binding.

     4.3. PURCHASE ORDERS.

          (a) CONTENT. No later than the [*] of each calendar month in which a forecast is submitted pursuant to Section 4.1 or 4.2 hereof, Chiron shall submit to Cubist a written purchase order (a "PURCHASE ORDER") for (a) those quantities of Finished Products that Chiron is bound to purchase pursuant to the Rolling Forecast (the "MINIMUM QUANTITIES") and (b) any additional quantities of Filled Products that Chiron desires Cubist to supply. Each Purchase Order shall be in a form upon which the Parties have mutually agreed and shall specify for the Filled Products ordered, among other things, (i) the quantities, types and countries of final sale, (ii) the aggregate Transfer Price, and (iii) the date on which the Carrier will take possession of such Filled Products (the date requested, or within ten (10) days thereof being the "DELIVERY DATE").

     (b) DELIVERY DATE. The Delivery Date for the first Purchase Order delivered to Cubist shall be at least [*] following the date of receipt of such Purchase Order by Cubist, and the Delivery Date for all other Purchase Orders shall be at least [*] following the date of receipt of the applicable Purchase Order by Cubist. Each such Purchase Order shall be

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automatically binding upon Cubist and Chiron to the extent of the quantities of
Filled Product for which such Purchase Order requests delivery; PROVIDED, HOWEVER, that:

               (i)   if Chiron has failed to comply with its obligations under
Section 4.1 or 4.2 hereof, then, if such obligations are relevant to or pertain in any way to such Purchase Order or to forecasts of the quantities of Filled Product covered by such Purchase Order, such Purchase Order shall not be automatically binding on Cubist, and

               (ii) if the quantity of such Filled Product specified in such Purchase Order is greater than the Maximum Quantities for such Purchase Order ("EXCESS QUANTITIES"), then such Purchase Order shall nonetheless be binding upon Cubist and Chiron with respect to only the Maximum Quantities for such Purchase Order, subject to Section 4.4.

     4.4. CONFIRMATION AND ACCEPTANCE OF PURCHASE ORDERS.

           (a) ACKNOWLEDGMENT. Cubist shall acknowledge, in writing, its receipt of each Purchase Order upon receipt, and in cases in which Excess Quantities have been ordered, shall notify Chiron in writing within [*] of receipt, of whether it agrees to provide such Excess Quantities (in whole or in part).

           (b) EXCESS QUANTITIES. Any Excess Quantities that Cubist agrees to supply, within such [*] period, shall be binding upon Cubist (together with the ordered quantities up to the Maximum Quantities). In any event, Excess Quantities that Cubist does not agree to supply within such [*] period (either by refusing, in writing, or by failing to accept, in writing) shall not be binding upon Cubist, provided, however, Cubist shall use Commercially Reasonable Efforts to supply such quantities if and to the extent that such quantities are available to Cubist without incurring any additional costs.

           (c) THIRD PARTY COMMITMENTS. In no event shall Cubist be required to reduce its commitment allocated to Third Parties to supply such quantities to Chiron. Before agreeing to supply Chiron with Excess Quantities, Cubist may notify Chiron that it will do so only on the condition that Chiron pay its documented excess costs specified in such notice as being in excess of the applicable Transfer Price that Cubist will incur in order to provide the Excess Quantities. If Chiron agrees to pay such excess costs to the extent such excess costs are actually incurred or irrevocably committed, then the Excess Quantities shall be binding on Cubist; otherwise, they shall not be, and in any event, such excess costs shall in no way reduce the royalties payable to Cubist pursuant to the License Agreement.

     4.5. FULFILLMENT OF PURCHASE ORDERS; GOVERNING TERMS. Cubist shall fill each Purchase Order in accordance with the terms thereof and as further specified in this Supply Agreement. In any case in which the terms of a Purchase Order, acknowledgement thereof or other communication in connection therewith are inconsistent with those in this Supply Agreement, the provisions of this Supply Agreement shall control.

     4.6  EXCEPTIONS TO BINDING PURCHASE OBLIGATIONS.

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          (a) DOCUMENTATION DEFICIENCIES. Notwithstanding anything to the contrary provided in this Article 4, to the extent that Chiron otherwise would be bound to purchase Filled Products pursuant to a Rolling Forecast or Purchase Order that became binding (in whole or in part) on Chiron at a time when Chiron had reason to believe that Regulatory Authorities in the country or countries in which such Filled Products would be sold would have granted Regulatory Approval(s) of such products within ninety (90) days of the Delivery Date (or, in cases where no Delivery Date has been established, within 90 days of the earliest reasonably anticipated date of sale), but such Regulatory Approval(s) were not then granted [*] documentation or other supporting information [*] possession or control, [*] for such Filled Products set forth in the applicable Rolling Forecast or Purchase Order, and [*]. If any such Filled Product has been delivered to the Carrier pursuant to Section 5.2, upon [*] such Filled Product to [*]. Notwithstanding anything to the contrary set forth in this Section 4.6(a), [*] and (i) such Filled Product [*] by Chiron, or (ii) the [*] for such Filled Product at the time this [*] is less than [*] (subject to adjustment as set forth in the last paragraph of Section 3.4).

          (b) THIRD PARTY PURCHASERS. In any case in which prior to the Delivery Date, Chiron informs Cubist in writing that it wishes to cancel (in whole or in part) a binding order for Filled Products, Cubist shall use Commercially Reasonable Efforts to sell such Filled Products to other customers of Cubist at a commercially reasonable price and to the extent that it does so, Chiron shall not be bound to order or pay for such Filled Products, provided, however, if Cubist sells such Filled Products for less than the Transfer Price, then Chiron shall be obligated to pay to Cubist an amount equal to the aggregate Transfer Price corresponding to the Purchase Order for which Chiron canceled its binding order less the purchase price received by Cubist from other customers for such Filled Product that would have otherwise been sold to Chiron pursuant to such Purchase Order.

     4.7. SAFETY STOCKS. To help ensure the timely supply of Filled Products, Cubist shall use Commercially Reasonable Efforts to keep a safety stock of at least [*] inventory of Filled Products, based on the monthly average of quantities forecasted in the Rolling Forecast.

                                    ARTICLE 5
                       DELIVERY; ACCEPTANCE AND REJECTION

     5.1. DELIVERY OF PRE-SHIPMENT SAMPLES. Upon written request by Chiron made upon or after placement of any Purchase Order, Cubist shall (a) provide to the Carrier, on a mutually agreed date in advance of the Delivery Date specified in such Purchase Order, pre-shipment samples from Lots manufactured for an order of Filled Product, and (b) as soon thereafter as reasonably practicable, provide Chiron with the associated Lot Documentation Package. Chiron shall be responsible for arranging for the pick-up of such pre-shipment samples on such mutually agreed upon date at such facility by the Carrier. Cubist will direct each Cubist Supplier to permit the Carrier to pick-up such pre-shipment samples at the facility. The Carrier shall transport such pre-shipment samples on behalf of, and at the direction of, Chiron to the destination designated by Chiron. Chiron shall be responsible for the full cost of transportation, exportation and importation of such pre-shipment samples, including, without limitation, the cost of freight, postage, shipping, insurance and export or

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import duties, and costs invoiced by Cubist Suppliers in order to fulfill such requests for pre-shipment samples.

     5.2. DELIVERY OF ORDERED FILLED PRODUCT.

          (a) DELIVERY. On the Delivery Date and following (a) Chiron's acceptance of Filled Product, in cases in which Chiron has requested and received pre-shipment samples pursuant to Section 5.1, or (b) release by Cubist of ordered Filled Product, in cases where Chiron has not requested and received pre-shipment samples, Cubist shall deliver Filled Products to Chiron by making available, or causing the Cubist Suppliers to make available, such Filled Product, along with the completed and appropriately signed Certificates of Analysis and Compliance and shipping and customs documentation required for the Carrier to export from the country of manufacture, for pick-up at Cubist's or a Cubist Supplier's facility specified in the applicable Purchase Order with respect to such Filled Products.

          (b) SAMPLES. Cubist or the Cubist Supplier shall retain a sample of Filled Product for each Lot included in each shipment. Chiron shall be responsible for arranging for the pick-up of such Filled Products on the Delivery Date at such facility by the Carrier.

          (c) CARRIERS. Cubist will direct each Cubist Supplier to permit the Carrier to pick-up such Filled Product at the facility. The Carrier shall transport such Filled Products on behalf of, and at the direction of, Chiron to the destination designated by Chiron.

          (d) COSTS. Chiron shall be responsible for the full cost of transportation, exportation and importation of such Filled Products, including, without limitation, the cost of freight, postage, shipping, insurance and export or import duties. The Carrier shall provide a written receipt evidencing that there has been compliance with all delivery requirements in accordance with the provisions of this Section 5.2.

     5.3. TITLE AND RISK OF LOSS. Title to and risk of loss of all Filled Product shall pass to Chiron upon delivery to the Carrier by Cubist or a Cubist Supplier. Each shipment of Filled Product shall be CIP (Incoterms 2000) Cubist's or a Cubist Supplier's Facility. Chiron or the Carrier shall be responsible for clearing such shipments through customs in the country of manufacture and in the Territory, at Chiron's sole expense, however Cubist shall provide reasonable assistance if it possesses or controls documentation or information that is necessary to clear such shipments through customs.

     5.4. ACCEPTANCE AND REJECTION

          (a) PROCEDURE FOR REJECTION. Chiron may reject any Non-Conforming Product by delivering written notice thereof to Cubist within [*] of Chiron's receipt of (a) pre-shipment samples and the related Lot Documentation Package, in cases in which Chiron has requested and received pre-shipment samples pursuant to Section 5.1, or (b) ordered Filled Product and related Lot Documentation Package, in cases in which Chiron has not requested and received pre-shipment samples of ordered Filled Product. If no such notice of rejection is given within [*], Chiron shall be deemed to have accepted such Filled Product.

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          (b) DOCUMENTATION SUPPORTING REJECTION. If Chiron provides a notice of rejection pursuant to Section 5.4(a), it shall include with such notice: (i) a report of analysis of a sample of the shipment analyzed, conducted in accordance with the testing protocols in the applicable Filled Product Specifications, (ii) a sample from the rejected shipment to be used by Cubist in assessing whether Cubist agrees that such rejection was proper, (iii) copies of any and all records pertaining to the test methods used and results thereof and (iv) data generated with respect to the status (including temperature measurements) of the rejected Filled Product, at all times from and after delivery thereof to the Carrier.

          (c) RESPONSE OF CUBIST. Cubist shall have a period of [*] from receipt of Chiron's notice of rejection to notify Chiron, in writing, of whether or not it agrees that the product at issue is Non-Conforming Product and to provide Chiron with (i) its report of analysis of the sample received from Chiron (and any other samples tested), (ii) copies of all records pertaining to the test methods employed in such analysis (along with the results thereof) and (iii) data generated with respect to the status (including temperature measurements) of such sample(s) at all times while in the possession or control of Cubist.

          (d) DISAGREEMENTS OVER CONFORMITY. The Parties shall cooperate in good faith to determine whether a rejection of Filled Product pursuant to Section 5.4(a) was appropriate. If the Parties disagree, a sample of such Filled Product shall be submitted to a mutually acceptable independent laboratory for resolution of the disagreement. Such laboratory's determination shall be final, determinative and binding upon the Parties. The costs of such laboratory testing shall be borne by Chiron unless the laboratory determines that such Filled Product is a Defective Manufactured Product, in which case Cubist shall bear such costs. If the Parties have agreed, or if such laboratory determines that such Filled Product is not a Defective Manufactured Product, then such Filled Product shall be deemed to have been accepted by Chiron, and Chiron will pay the Transfer Price therefor, in accordance with Article 7.

     5.5. REPLACEMENT PRODUCT. Within [*] of receipt of a written request by Chiron for the replacement of Filled Product rejected pursuant to Section 5.4(a), Cubist shall use, and shall direct Cubist Supplier's to use, Commercially Reasonable Efforts to replace such Filled Product. If Cubist has agreed or a laboratory selected pursuant to Section 5.4(d) has determined that the rejected product is a Defective Manufactured Product, the replacement Filled Product shall be supplied at Cubist's sole cost. Otherwise, the replacement Filled Product shall be invoiced and paid for in accordance with Article 7. Final disposition (e.g., storage or destruction) of Defective Manufactured Product shall be the responsibility of and at the expense of Cubist, otherwise, final disposition of such rejected Filled Product that is not Defective Manufactured Product shall be at the expense of Chiron.

     5.6 CREDIT FOR COSTS OF UNSTABLE FILLED PRODUCT.

          (a) PROCEDURE. Notwithstanding anything provided to the contrary in this Supply Agreement, if at any time Cubist believes that a delivery of Filled Product to Chiron is not stable during its Remaining Shelf-life, then Cubist shall promptly notify Chiron of such concern and request that Chiron submit a sample of such Filled Product for stability

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verification in accordance with the procedure set forth in this Section 5.6. If at any time after delivery of Filled Product to Chiron, Chiron reasonably believes that such Filled Product is not stable during its Remaining Shelf-life, then Chiron shall deliver a sample of such Filled Product to Cubist and a certification that Chiron properly stored the Filled Product in question. Cubist shall analyze such sample provided by Chiron together with the sample retained by Cubist corresponding to the applicable Lot and shipment of such Filled Product.

          (b) CUBIST RESPONSE. Cubist shall have a period of [*] from receipt of Chiron's sample to notify Chiron, in writing, of whether or not it agrees that the product at issue is not stable during its Remaining Shelf-life and to provide Chiron with (i) its report of analysis of the sample received from Chiron and the Cubist sample, (ii) copies of all records pertaining to the test methods employed in such analysis (along with the results thereof) and (iii) data generated with respect to the status (including temperature measurements) of such samples at all times while in the possession or control of Cubist.

          (c) DISAGREEMENTS OVER CONFORMITY. If the parties disagree, samples of both the Filled Product in question and the corresponding retention sample shall be submitted to a mutually acceptable independent laboratory for resolution of the disagreement in accordance with the provisions of Section 5.4(d). If such independent laboratory determines that such Filled Product is not stable during its Remaining Shelf-life, and such instability is not a result of Chiron's mishandling of such Filled Product (including improper storage thereof or any other actions taken by Chiron described in Section 9.1(b)), then such Filled Product shall be considered Defective Manufactured Product for purposes of
Article 5 of this Supply Agreement.

                                   ARTICLE 6.
                               REGULATORY MATTERS

     6.1. REGULATORY APPROVALS. Chiron shall be responsible for preparing and filing all submissions for Regulatory Approval of Finished Products. Except as otherwise provided below in this Section 6.1, Cubist, at no additional cost to Chiron, shall:

          (a) provide Chiron with any and all requested data created in connection with the development of API and Filled Products which are necessary to support submissions for Regulatory Approval in the Territory;

          (b) develop data requested by Chiron concerning the manufacture, QC or testing of API or Filled Products, which are necessary to support submissions for Regulatory Approval in the Territory; and

          (c) cooperate with Chiron and provide such additional assistance in connection with such filings as Chiron may reasonably request.

     To the extent that Chiron needs to submit and make available any Manufacturing Information in connection with obtaining Regulatory Approval in the Territory, the Parties agree that, to the fullest extent permissible under applicable law, rules and regulations, such Manufacturing Information shall be made available to the applicable Regulatory Authorities

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in the Territory via a Drug Master File appropriately formatted for the country in which such DMF is filed and [*] (i.e. upon Chiron's [*] of this Supply Agreement to manufacture or have manufactured Licensed Products). Drug Master Files will be maintained and kept up to date by Cubist or the Cubist Suppliers. Chiron will be notified of changes proposed to the DMF [*] in accordance with change control procedures set forth in Section 3.2 of this Supply Agreement. Chiron shall be responsible for notifying the Regulatory Authorities in the Territory, as required by applicable laws, of the updating of the DMF by Cubist or the Cubist Suppliers.

     Notwithstanding the foregoing, the applicable Regulatory Authorities in the Territory shall have full access to all of the Manufacturing Information in such DMF [*], to the extent considered necessary by such applicable Regulatory Authorities to consider and act upon any applications for Regulatory Approvals in the Territory that are submitted by Chiron, and [*] to allow such Regulatory Authorities to refer to all of the Manufacturing Information in such DMF to the extent necessary to assess applications for Regulatory Approvals of Licensed Products in the Territory and to obtain such Regulatory Approvals.

     If and to the extent that Chiron needs to submit and make available any Manufacturing Information in connection with any submission by Chiron of any application for Regulatory Approval of Licensed Product within the Territory and the applicable regulatory requirements do not permit the submission of such Manufacturing Information via a DMF, then the Parties agree that such Manufacturing Information shall be made available to Chiron for the sole purpose of filing applications for Regulatory Approvals of Licensed Products in the Territory and obtaining such Regulatory Approvals, and that Chiron shall not be entitled to use such Manufacturing Information for any other purpose whatsoever other than to manufacture or have manufactured Licensed Products and conduct quality assurance testing and release of Finished Products, but only if, when and to the extent that Chiron is expressly authorized under this Supply Agreement to use such Information for such manufacturing purposes.

     6.2. RECORD-KEEPING.

          (a) BY CUBIST. Cubist shall (a) prepare (or have prepared) all records reasonably necessary to support and shall verify compliance of API and Filled Products with applicable Specifications and with all applicable laws, regulations and quality assurance manufacturing documentation, including applicable standard operating procedures, validation records and batch production records, and (b) maintain all such records for a period of not less than three (3) years from the expiration date of each Lot to which such records pertain or such longer period as may be required under Applicable Laws.

          (b) BY CHIRON. Chiron shall prepare all records required by all applicable laws and regulations to be prepared and maintained by it relating to the distribution, sale and marketing of Finished Products in the Territory, and shall prepare all records reasonably necessary to support and shall verify its compliance with Specifications for Finished Product packaging. Chiron shall maintain all such records for a period of not less than five (5) years from the respective dates they were created or such longer period as may be required under Applicable Laws.

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     6.3. CHIRON AUDIT RIGHTS. Chiron shall be entitled to conduct quality assurance/quality control audits, including audits of the Facilities, as may be required to enable Chiron to obtain and hold the marketing authorizations, manufacturing authorizations and other Regulatory Approvals in its name, provided, however, Chiron shall not have access to the records of any Cubist Supplier unless such access is necessary to comply with regulatory requirements in the Territory. All Information reviewed by Chiron, or to which Chiron obtains access, in the course of any audits conducted by Chiron pursuant to this Section
6.3 shall be subject to the confidentiality provisions of Section 12.1 hereof (which Section incorporates by reference the confidentiality provisions of the License Agreement and makes them applicable to this Supply Agreement).

     6.4. GOVERNMENTAL INQUIRIES AND INSPECTIONS.

          (a) Cubist shall notify Chiron within [*] (i) of Cubist becoming aware of any matters that are likely to affect the regulatory status of any Filled Product or the ability of Cubist to supply Filled Product or Licensed Product in accordance with Chiron's forecast requirements, and (ii) Cubist's receipt of any notice of any inquiries, notifications or inspection activity by any governmental agency in regard to a Filled Product or any Licensed Product. Chiron shall be permitted to have a representative present during any such governmental inquiry or inspection by a governmental agency in the Territory. Cubist shall use reasonable efforts to furnish to Chiron (A) within [*] of receipt, any report or correspondence issued by such governmental authority in connection with such inquiry, notification or inspection and (B) at least [*] prior to the time they are to be provided to a governmental authority, copies of any and all proposed responses or explanations relating to items set forth above, in each case purged only of trade secrets or other confidential or proprietary information of Cubist that are unrelated to its obligations under this Supply Agreement or to Filled Products. Prior to submission, Cubist shall discuss with Chiron all such proposed responses or explanations and shall give due consideration, in the preparation of final responses or explanations, to all comments made by Chiron that reasonably relate to the Filled Products at issue.

          (b) Chiron shall notify Cubist within [*] following its receipt of any notice of any inquiry, notification or inspection activity by any governmental agency in regard to a Filled Product or a Finished Product. Chiron shall use reasonable efforts to furnish to Cubist, (i) within [*] of receipt, a copy of any report or correspondence issued by such governmental authority in connection with such inquiry, notification or inspection and (ii) at least [*] prior to the time they are to be provided to a governmental authority, copies of any and all proposed responses or explanations relating to items set forth above, in each case purged only of trade secrets or other confidential or proprietary information of Chiron that are unrelated to its obligations under this Supply Agreement, Filled Products or Finished Products. Prior to submission, Chiron shall discuss with Cubist all such proposed responses or explanations and shall give due consideration, in the preparation of final responses or explanations, to all comments made by Cubist that reasonably relate to the Filled Products or Finished Products at issue.

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     6.5. SAFETY; ADVERSE EVENT REPORTING.

          (a) GENERAL. The Parties shall promptly exchange any and all appropriate safety data, and the Parties shall report, and take other appropriate actions in relation to, adverse events with Licensed Products to each other, all in accordance with a reporting protocol that will be established by the JCT. In addition, each Party shall have the right to review the other Party's internal processes and procedures for the collection and processing of safety data. Without limiting the generality of the foregoing, each Party shall maintain a record of all non-medical and medical product-related complaints and reports of adverse events that it receives with respect to any Licensed Product and each Party shall notify the other Party of any complaint received by it and, within [*] of the initial receipt, provide the other Party with a copy of such complaint(s) and adverse event reports.

          (b) REPORTING OUTSIDE THE TERRITORY. Cubist shall be responsible for reporting to the FDA and Regulatory Authorities outside of the Territory any adverse experience and safety issues for Licensed Products in compliance with the requirements of the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. Section 321 et seq., the regulations promulgated thereunder, and the equivalent laws, rules and regulations in countries other than the United States outside of the Territory, and shall promptly thereafter provide to Chiron a copy of such report.

          (c) REPORTING IN THE TERRITORY. Chiron shall be responsible for reporting to Regulatory Authorities in the Territory any adverse experience and safety issues for Licensed Products in compliance with the requirements of the applicable laws, rules and regulations, and shall promptly thereafter provide to Cubist a copy of such report. Cubist shall require each of its Other Licensees to comply with obligations corresponding to those in this Section 6.5.

          (d) GLOBAL DATABASE. Cubist shall be responsible for compiling a validated global database that captures all adverse events reported to Cubist from any source and maintaining said database as defined in any associated Quality Agreement. Cubist shall also provide Chiron with as close to immediate access as possible to such global database so as to support the applications for Regulatory Approval and the maintenance of marketing authorizations in the Territory, PROVIDED that it is technically feasible to do so and that Chiron makes payment of any incremental license fees that may be required in order add Chiron as an authorized user.

          6.6 RECALLS AND VOLUNTARY WITHDRAWALS.

          (a) The Parties shall exchange their internal standard operating procedures ("SOPS") as to product recalls and the treatment of product complaints and inquiries as to safety, quality or efficacy reasonably in advance of the date of Commercial Launch of any Licensed Product in the Territory. If either Party becomes aware of information about any Licensed Product indicating that it may not conform to the Specifications for Licensed Product then in effect, or that there are potential adulteration, misbranding and/or other issues regarding safety or effectiveness, it shall promptly so notify the other Party. The JCT shall meet to discuss such circumstances and to consider appropriate courses of action, which

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courses of action with respect to each recall shall be consistent with the internal SOP of the Party having the right to control such recall pursuant to this Section 6.6. Except to the extent otherwise provided in Section 6.6(b) below, Chiron shall control, at its sole expense, all recalls of Licensed Product within the Territory. Cubist shall control, at its sole expense, all recalls of Licensed Product outside the Territory. Chiron shall maintain complete and accurate records of any recall for such periods as may be required by legal requirements, but in any event for no less than three (3) years.

          (b) In the event that any recall of Licensed Product in the Territory is required or necessary by virtue of such Licensed Product being Defective Manufactured Product, then both Parties shall work together to devise a reasonable and appropriate plan to implement such recall, it being understood that the objective of such plan shall be to effect such recall as quickly and as cost-effectively as reasonably possible under the circumstances. After the Parties shall have reached agreement on the terms of such plan (or, in the event that the Parties cannot reach agreement as to the terms of such plan, Chiron shall have the right, acting reasonably and in good faith, to adopt another plan), Chiron shall implement such recall in a manner consistent with the terms of such plan. Cubist shall cooperate with Chiron in any way that Chiron reasonably requests in order to support the implementation of such recall. Subject to the limitation of liability set forth in Section 10.6(a) of the License Agreement, Cubist shall reimburse Chiron for all Recall Expenses (as defined below) provided that [*] For the avoidance of doubt, the limitation set forth above in this Section 6.6(b) (and in Section 5.7(b) of the License Agreement) on Cubist's responsibility for Recall Expenses shall not apply to limit Chiron's remedies and Cubist's obligations or liabilities with respect to matters other than Recall Expenses, including, without limitation, (i) Cubist's obligation to indemnify Chiron pursuant to Sections 10.1 and 10.3 of the License Agreement with respect to costs and expenses other than Recall Expenses, and
(ii) Chiron's remedies under Sections 8.1, 9.1(d) and 11.6 of this Supply Agreement. "RECALL EXPENSES" shall mean the costs and expenses incurred by Chiron in connection with a recall of Licensed Product that is implemented in accordance with this Section 6.6(b) (and/or Section 5.7(b) of the License Agreement), including, without limitation, the costs and expenses associated with notification and destruction and/or return of such recalled Licensed Product.

     6.7. SAFETY AND WASTE-HANDLING PROCEDURES. Cubist shall, and shall direct the Cubist Suppliers to (a) be responsible for (i) maintaining safety procedures for the handling and manufacture of any and all API, Filled Products and raw materials used in the manufacture thereof and (ii) the generation, treatment, storage and disposal of wastes relating thereto, all of which shall comply with all federal, state and local environmental and occupational safety and health requirements, and (b) permit Chiron to audit and comment on such procedures.

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                                   ARTICLE 7.
                            COMPENSATION AND PAYMENT

     7.1. TRANSFER PRICING

          (a) TRANSFER PRICE. Subject to the conditions set forth below in this
Section 7.1, the transfer price for the Licensed Product sold to Chiron shall be [*] (the "TRANSFER PRICE").

          (b) MANUFACTURING COST. For the purposes of this Supply Agreement, "Manufacturing Cost" shall mean the actual cost of manufacturing Licensed Product, consisting of (i) [*] and (ii) [*]; all such costs determined and allocated in accordance with United States' generally accepted accounting principles, and the determination of Manufacturing Cost shall at all times be subject to audit pursuant to Section 11.1 of the License Agreement. None of the Required Change Costs borne by the Parties pursuant to Section 3.2(c) shall be included in Cubist's Manufacturing Cost for purposes of calculating the Transfer Price.

     7.2. PARTIES' CHARGES FOR SERVICES. Any charges permitted to be made for a Party's services hereunder, including any levied pursuant to Section 3.2(c), shall be at a rate not to exceed the direct cost of the Party providing such services, determined in accordance with United States' generally accepted accounting principles, plus [*] of such costs.


     7.3. INVOICES. Cubist shall invoice Chiron at the time of delivery to the Carrier of each shipment of Filled Products for (a) the applicable Transfer Price multiplied by the number of vials of Filled Product delivered to Chiron in such shipment in accordance with Section 5.2; and (b) any other amounts payable by Chiron to Cubist under this Supply Agreement.

     7.4. PAYMENTS. All payments to be made by Chiron hereunder shall be made in Dollars, by check made to the order of Cubist or wire transfer in immediately available funds to such bank account in the United States as designated in writing by Cubist from time to time. Payments made by Chiron hereunder shall be due within [*] of the date of the relevant invoice. Any amounts not paid by Chiron when due shall be subject to interest from and including the date payment is due through and including the date that Cubist receives payment at an annual rate equal to [*] quoted in the Money Rates section of the Wall Street Journal (New York Edition), calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law.

     7.5. TAXES. Chiron shall pay all governmental charges, import and export compliance fees, value added taxes, consumption taxes, customs, duties and other taxes imposed by any governmental taxing authority in connection with the supply by Cubist of Filled Products to Chiron hereunder.

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     7.6. NO REDUCTIONS OR OFFSETS. Except to the extent expressly provided in this Supply Agreement, Chiron and its Affiliates shall make payment to Cubist of all amounts that Chiron is required to pay to Cubist pursuant to this Article 7 without any reduction, offset or setoff. In addition, in the event that the amount of royalties due from Chiron to Cubist pursuant to the License Agreement is less than the aggregate Transfer Price previously paid to Cubist for such units, then Chiron acknowledges and agrees that it shall not be entitled to any refund or credit of such previously paid Transfer Price, and that Cubist shall not be liable or responsible for, or owe Chiron any monies as a result of, such deficiency.

                                   ARTICLE 8.
                         SHORTAGES AND FAILURE TO SUPPLY

     8.1. ALLOCATION IN THE EVENT OF SHORTAGES. Cubist shall promptly notify Chiron if for any reason Cubist may not meet Chiron's forecasted requirements of Filled Products, and promptly convene a meeting of the JCT to discuss the shortage. In the event that Cubist's ability to supply Filled Products is insufficient to fill Chiron's outstanding Purchase Orders (which Purchase Orders are delivered by Chiron in accordance with all of the applicable provisions of
Article 4 hereof), then, during the Term and for so long as Cubist is unable to supply a sufficient quantity of Filled Products to fill such outstanding Purchase Orders of Chiron, Cubist shall allocate available supply of Filled Products among all parties marketing the Licensed Products (including without limitation, Cubist and its U.S. marketing partner, all Other Licensees and each of their respective distributors and sublicensees, if any) on a PRO-RATA basis based on the [*] immediately preceding the expected Delivery Date corresponding to the applicable Purchase Order. For purposes of the preceding sentence, a party's "pro-rata" share shall be based on, for each month during the [*] period: (a) with respect to a [*] of the Licensed Product for such month, [*], and (b) to the extent [*] for such month, [*]. Notwithstanding anything to the contrary set forth in this Section 8.1, in no event shall Cubist be required to supply Chiron with units of Filled Product for the [*] following Commercial Launch of Licensed Product in the first country in the Territory in an amount greater than [*] of the quantity of all units of such Filled Product available to Cubist for allocation to all parties under this Section 8.1 at such time.

     8.2. PRODUCT SHORTAGE. A "PRODUCT SHORTAGE" shall occur if, at any time during the Term, the quantities of Filled Product that are not Defective Manufactured Product and that are supplied by Cubist to Chiron are less than (a) [*] of Chiron's requirements over a period of [*] or (b) [*] of Chiron's requirements over a period of [*], or (c) [*] of Chiron's requirements over a period of [*], and in each case such requirements were properly forecasted and ordered by Chiron pursuant to, and in accordance with, the provisions of Article 4 hereof. In the event of a Product Shortage, Chiron may terminate this Supply Agreement in accordance with the provisions of Section 11.4.

                                   ARTICLE 9.
                         REPRESENTATIONS AND WARRANTIES

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     9.1. CUBIST'S PRODUCT WARRANTIES.

          (a) WARRANTY. Subject to the provisions set forth below in this
Section 9.1, Cubist warrants to Chiron that:

               (i) all units of Filled Products supplied by Cubist to Chiron pursuant to this Supply Agreement shall be Conforming Products at the time of the delivery of such units of Filled Products by Cubist to the Carrier in accordance with the provisions of Section 5.1 or Section 5.2 hereof;

               (ii) all units of Filled Products supplied by Cubist to Chiron pursuant to this Supply Agreement shall, at the time of delivery of such units of Filled Products by Cubist to the Carrier in accordance with the provisions of
Section 5.1 or Section 5.2 hereof, have a remaining shelf-life that is not less than the Remaining Shelf-Life, as evidenced by the date of manufacture of such units of Filled Products specified on the applicable Lot Documentation Package with respect to such units of Filled Products; and

               (iii) all units of Filled Products supplied by Cubist to Chiron pursuant to this Supply Agreement shall continue to meet the Specifications therefor during the Remaining Shelf-life thereof.

          (b) EXCEPTION. The warranties set forth in the foregoing Section 9.1(a) shall not apply to, and Cubist shall not be in breach of such warranties with respect to, any units of Filled Product that have been altered, adulterated, misused, mishandled or improperly stored, packaged or transported in each case by a person other than Cubist, its Affiliates or the Cubist Suppliers, or any of their respective employees or agents.

          (c) DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS
SECTION 9.1, CUBIST MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, WITH RESPECT TO FILLED PRODUCTS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTHING IN THIS DISCLAIMER IS INTENDED TO LIMIT THE REMEDIES THAT CHIRON MAY HAVE AGAINST CUBIST WITH RESPECT TO THIRD PARTY PRODUCTS LIABILITY CLAIMS PURSUANT TO SECTION 10.3 OF THE LICENSE AGREEMENT.

          (d) EXCLUSIVE REMEDY. In the event that it is established pursuant to the provisions of Section 5.4 or Section 5.6 that Cubist is in breach of its warranties set forth in the foregoing provisions of this Section 9.1 with respect to any units of Filled Product supplied by Cubist to Chiron pursuant to this Supply Agreement, Cubist's sole and exclusive liability, and Chiron's exclusive remedy, shall be, at Cubist's election, (i) to replace such units of Filled Product pursuant to, and in accordance with, the provisions of Section 5.5, or (ii) to credit or refund Chiron for the monies paid Chiron for such units of Filled Product, PROVIDED that Chiron returns to Cubist such units of Filled Product. For the avoidance of doubt, the limitation set forth in this
Section 9.1(d) shall not limit (i) Cubist's obligation to indemnify Chiron pursuant to Sections 10.1 and 10.3 of the License Agreement (but such obligation to indemnify shall be subject to the limitation of liability provisions of
Section 10.6 of the

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License Agreement), and (ii) Chiron's remedies under Sections 8.1 and 11.6 of this Supply Agreement.

     9.2. CUBIST'S CONTRACT MANUFACTURING REPRESENTATIONS. Cubist represents and warrants to Chiron that (a) pursuant to its Contract Manufacturing Agreement with ACS Dobfar S.p.A., Cubist has the right to order and purchase [*] of [*] over a [*] commencing in calendar year [*], and (b) pursuant to its Contract Manufacturing Agreement with DSM Capua S.p.A., Cubist has the right to order and purchase [*] of final purified [*] over a [*] beginning on the date of commencement of commercial production of Daptomycin in the DSM facility and (c) pursuant to its Contract Manufacturing Agreement with Abbott Laboratories, Cubist has the right to order and purchase not less than [*] of [*] during the [*] commencing upon the first commercial sale.

     9.3. MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other as follows:

          (a) CORPORATE EXISTENCE AND POWER. It is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Supply Agreement.

          (b) AUTHORITY AND BINDING AGREEMENT. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Supply Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Supply Agreement and the performance of its obligations hereunder; and (iii) this Supply Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

          (c) NO CONFLICT. It has not entered into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Supply Agreement, and has not taken any action that would in any way materially conflict with or adversely affect the rights granted to the other Party under this Supply Agreement. Its performance and execution of this Supply Agreement will not result in a breach of any other contract to which it is a party.

                                   ARTICLE 10.
             INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

     10.1 INDEMNITY; LIMITATION OF LIABILITY. The Parties agree that the rights and obligations of each on matters of indemnification, limitations of liability and insurance under this Supply Agreement shall be as agreed upon and set forth in Article 10 of the License Agreement and in any other section of the License Agreement or this Supply Agreement that expressly sets forth provisions concerning matters of indemnification, limitations of liability or insurance.

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                                   ARTICLE 11.
                              TERM AND TERMINATION

     11.1 TERM. The term of this Supply Agreement shall commence on the Effective Date and shall, unless otherwise mutually agreed in writing by the Parties, remain in effect until the earlier of (i) the effective date of the termination of this Supply Agreement pursuant to Section 11.2, 11.3 or 11.4 below or (ii) the effective date of the termination of the License Agreement by either Chiron or Cubist pursuant to, and in accordance with, the provisions of
Article 13 of the License Agreement at any time prior to the expiration of the term of the License Agreement pursuant to clause (ii) of Section 13.1 of the License Agreement.

     11.2 SPECIAL TERMINATION RIGHTS OF CUBIST.

          (a) In the event that, at any time during the Term, the term of the License Agreement expires pursuant to clause (ii) of Section 13.1 of the License Agreement, then Cubist shall have the right to terminate this Supply Agreement by giving written notice of termination to Chiron at least [*] prior to the effective date of any termination pursuant to this Section 11.2(a).

          (b) In the event that, at any time during the Term, the obligation of Chiron to make payment of royalties to Cubist under Section 7.3 of the License Agreement with respect to sales of a Licensed Product in any given country within the Territory shall have ended by virtue of the application of the provisions of Section 7.3(d)(i) or Section 7.3(d)(iii) of the License Agreement, then Cubist shall have the right to terminate all of Cubist's obligations under this Supply Agreement to manufacture and supply units of Filled Product to Chiron for use in connection with labeling and packaging units of such Licensed Product for sale by Chiron or its Affiliates or distributors in such country. In the event that Cubist desires to exercise its termination rights under this
Section 11.2(b), Cubist shall exercise such termination rights by giving notice of termination to Chiron at least thirty (30) days prior to the effective date of any termination pursuant to this Section 11.2(b). From and after the effective date of any such termination, Cubist shall have no further obligation to supply to Chiron, and Chiron shall have no further obligation to source and purchase from Cubist, units of Filled Product pursuant to this Supply Agreement for use in connection with labeling and packaging units of such Licensed Product for sale by Chiron or its Affiliates or distributors in such subject country; PROVIDED, HOWEVER, that, notwithstanding the foregoing, Cubist and Chiron shall continue to be bound by any binding forecasts that cover any of such units of Filled Product to the extent that such binding forecasts were delivered by Chiron in accordance with the provisions of Article 4 hereof prior to the effective date of any such termination, in which case Cubist shall remain obligated to supply to Chiron, and Chiron shall remain obligated to purchase and source from Cubist, in accordance with the terms of this Supply Agreement all of the units of Filled Product covered by such binding forecasts.

     11.3 SPECIAL TERMINATION RIGHTS OF CHIRON.

          (a) In the event that, at any time during the Term, the term of the License Agreement expires pursuant to clause (ii) of Section 13.1 of the License Agreement, then

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Chiron shall have the right to terminate this Supply Agreement by giving written notice of termination to Cubist at least [*] prior to the effective date of any termination pursuant to this Section 11.3(a).

          (b) In the event that, at any time during the Term, the obligation of Chiron to make payment of royalties to Cubist under Section 7.3 of the License Agreement with respect to sales of a Licensed Product in any given country within the Territory shall have ended by virtue of the application of the provisions of Section 7.3(d)(i) or Section 7.3(d)(iii) of the License Agreement, then Chiron shall have the right to terminate all of Chiron's obligations under this Supply Agreement to source and purchase units of Filled Product from Cubist for use by Chiron in connection with labeling and packaging units of such Licensed Product for sale by Chiron or its Affiliates or distributors in such country. In the event that Chiron desires to exercise its termination rights under this Section 11.3(b), Chiron shall exercise such termination rights by giving written notice of termination to Cubist at least [*] prior to the effective date of any termination pursuant to this Section 11.3(b). From and after the effective date of any such termination, Cubist shall have no further obligation to supply to Chiron, and Chiron shall have no further obligation to source and purchase from Cubist, units of Filled Product pursuant to this Supply Agreement for use in connection with labeling and packaging units of such Finished Product for sale by Chiron or its Affiliates or distributors in such subject country; PROVIDED, HOWEVER, that, notwithstanding the foregoing, Cubist and Chiron shall continue to be bound by any binding forecasts that cover any of such units of Filled Product to the extent that such binding forecasts were delivered by Chiron in accordance with the provisions of Article 4 hereof prior to the effective date of any such termination, in which case Cubist shall remain obligated to supply to Chiron, and Chiron shall remain obligated to purchase and source from Cubist, in accordance with the terms of this Supply Agreement all of the units of Filled Product covered by such binding forecasts.

     11.4 TERMINATION FOR BREACH.

     (a) NOTICE. If either Party believes that the other Party is in material breach of this Supply Agreement, then the Party holding such belief (the "NON-BREACHING PARTY") may deliver notice of such breach to the other Party (the "NOTIFIED PARTY"). The Notified Party shall have ninety (90) days to cure such breach, PROVIDED that, if cure cannot be reasonably effected within such ninety
(90) day period, the Notified Party may elect to deliver to the Non-breaching Party within such ninety (90) day period a plan to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing, and the Non-breaching Party shall have the right to approve or reject in writing such proposed plan in its absolute discretion. If the Non-breaching Party approves in writing such proposed plan, then the cure period will be extended in accordance with the terms of such plan and the Notified Party shall use Commercially Reasonable Efforts to carry out such plan and cure the breach in accordance with the provisions of such plan. For purposes of evaluating whether Cubist has successfully cured a material breach of this Supply Agreement arising from a Product Shortage, quantities of Filled Product supplied by Cubist during the applicable cure period set forth above in this
Section 11.4(a) shall first be allocated to the current orders during such cure period and only after Cubist has satisfied one hundred percent (100%) of the

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current orders during such cure period shall any excess quantities be allocated towards curing the Product Shortage.

          (b) FAILURE TO CURE. If the Notified Party fails to cure such breach as provided for in Section 11.4(a) above, the Non-breaching Party may terminate this Supply Agreement either in its entirety or with respect to one or more Filled Products upon written notice to the Notified Party, PROVIDED THAT, the Non-breaching Party gives such written notice of termination within [*] after the Notified Party has failed to cure such breach as provided for in Section 11.4(a).

          (c)  DISPUTES. If a Party gives notice of termination under this
Section 11.4 and the other Party disputes whether such termination is proper under this Section 11.4, then the issue of whether this Supply Agreement may properly be terminated upon expiration of the notice period (unless such breach is cured as provided in Section 11.4(a) above) shall be resolved in accordance with Article 14 of the License Agreement. Both Parties shall continue to perform their obligations under the Supply Agreement and License Agreement that are not the subject of dispute while the dispute is being resolved.

          (d) TERMINATION AS TO CERTAIN FILLED PRODUCTS. Notwithstanding the foregoing provisions of this Section 11.4, either Party may exercise its right to terminate this Supply Agreement pursuant to this Section 11.4 with respect to one or more particular Filled Products as to which the other Party has breached its obligations under this Supply Agreement or as to which the other Party has breached its obligations under the License Agreement with respect to any Finished Products related to such Filled Products, rather than with respect to the entire Agreement, in which case the notice provided by the Non-breaching Party pursuant to Section 11.4(a) shall specify that this Supply Agreement is being terminated pursuant to this Section 11.4 only with respect to certain Filled Products listed in such notice. If the Non-breaching Party makes such an election under this Section 11.4(d), then subsections (a) through (c) of this
Section 11.4 shall be deemed to refer to termination of this Supply Agreement only with respect to those Filled Products set forth in the notice provided pursuant to Section 11.4(a).

          (e) TERMINATION AS TO CERTAIN COUNTRIES. Notwithstanding the foregoing provisions of this Section 11.4, in the event that Cubist materially breaches any of its obligations under this Supply Agreement and such material breach is the effective cause for Chiron not being able to obtain or maintain Regulatory Approval to sell a Finished Product in one or more countries in the Territory, Chiron may exercise its right to terminate, pursuant to this Section 11.4, this Supply Agreement only with respect to such country or countries in the Territory, rather than with respect to all countries in the Territory, in which case the notice provided by Chiron pursuant to Section 11.4(a) shall specify that this Supply Agreement is being terminated pursuant to this Section
11.4 only with respect to those of such countries that are listed in such notice and with respect to such Finished Product. If Chiron makes such an election under this Section 11.4(e), then subsections (a) through (d) of this Section
11.4 shall be deemed to refer to termination of this Supply Agreement only with respect to those of such countries that are listed in the notice provided pursuant to Section 11.4(a).

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     11.5. EFFECT OF TERMINATION; SURVIVAL. Upon expiration or termination of this Supply Agreement for any reason, the rights and obligations of the Parties under this Supply Agreement shall terminate and be of no further force or effect whatsoever; PROVIDED, HOWEVER, that (A) the expiration or termination of this Supply Agreement for any reason shall not release either Party from any liability, obligation or agreement that already had accrued prior to the effective date of expiration or termination, including (i) Cubist's obligation to deliver in accordance with the provisions of Article 5 hereof any units of Filled Product covered by any binding forecast delivered by Chiron in accordance with the provisions of Article 4 hereof prior to the effective date of such expiration or termination, or (ii) Chiron's obligation to accept in accordance with the provisions of Article 5 hereof and, upon acceptance, to pay for any such units of Filled Product, and (B) the expiration or termination of this Supply Agreement for any reason shall not release either Party from any liability, obligation or agreement that survives such expiration or termination pursuant to the next sentence of this Section 11.5. Unless expressly provided to the contrary, the provisions of Articles 1, 7, 10 and 12, Sections 6.6(b), 9.1,
9.2 and 11.6, and this Section 11.5 shall survive the expiration or termination of this Supply Agreement. The provisions of Articles 5 and 8 and Section 3.4 shall survive the expiration or termination of this Supply Agreement to the extent applicable to binding Purchase Orders that are outstanding at the time of such expiration or termination.

     11.6 BACK-UP SUPPLY RIGHTS OF CHIRON.

          (a) PRODUCT SHORTAGE. In the event that (i) Chiron terminates this Supply Agreement in its entirety pursuant to Section 11.4 due to a material breach by Cubist of its obligation to supply Filled Products to Chiron pursuant to this Supply Agreement, (ii) such failure to supply meets the criteria of a Product Shortage, (iii) such failure to supply by Cubist was or is not due to the occurrence of a Force Majeure, and (iv) such material breach is not cured in accordance with the provisions of Section 11.4(a) of this Supply Agreement within the applicable cure period, then Chiron shall be entitled to exercise its rights under this Section 11.6, PROVIDED that, prior to exercising such rights, Chiron shall have given at least thirty (30) days prior written notice (the "SECTION 11.6 NOTICE") to Cubist that Chiron intends to exercise its back-up supply rights under this Section 11.6. Chiron shall have given the Section 11.6 Notice not later than [*] after the end of the cure period to remedy the Product Shortage that gave rise to such material breach.

          (b) INABILITY TO OBTAIN REGULATORY APPROVAL. In the event that (i) Cubist materially breaches any of its obligations under this Supply Agreement,
(ii) such material breach is the effective cause for Chiron not being able to obtain or maintain Regulatory Approval to sell Finished Products in one or more countries in the Territory, and (iii) Chiron terminates this Supply Agreement pursuant to Section 11.4(e) only with respect to such country or countries but not all of the countries in the Territory, then Chiron shall be entitled to exercise its rights under Section 11.6(c), PROVIDED that, prior to exercising such rights, Chiron shall have given at least thirty (30) days prior written notice to Cubist that Chiron intends to exercise its back-up supply rights under
Section 11.6(c) and identifies the country or countries within the Territory as to which Chiron intents to exercise such back-up supply rights.

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          (c)  CUBIST SUPPLIERS. From and after the date upon which Chiron exercises its back-up supply rights in accordance with the provisions of Section 11.6(a) or Section 11.6(b), as the case may be, Chiron shall be free to deal directly with the Cubist Suppliers to obtain quantities of API and Filled Product from the Cubist Suppliers that (x) in the case of the exercise of back-up supply rights pursuant to Section 11.6(a), are sufficient to satisfy Chiron's requirements of Finished Products for sale in the Territory, and (y) in the case of the exercise of back-up supply rights pursuant to Section 11.6(b), are sufficient to satisfy Chiron's requirement of Finished Products for sale in the country or countries within the Territory as to which Chiron exercised such back-up supply rights. At the request of Chiron, Cubist shall provide such cooperation and assistance as Chiron shall reasonably request in connection with the establishment by Chiron of a direct relationship with the Cubist Suppliers. Cubist shall be responsible for all costs and expenses incurred by Cubist in connection with the rendering of such cooperation and assistance. The foregoing provisions of this Section 11.6(c) while authorizing both Chiron and Cubist Suppliers to freely engage in negotiations for the supply of API and Filled Product from a finite capacity of the Cubist Suppliers to manufacture and supply same, shall not by itself be construed to authorize Chiron to interfere PER SE with Cubist's existing contracts with its suppliers, it being understood and acknowledged by Cubist that any given point in time there is a finite capacity of the Cubist Suppliers to manufacture and supply API and Filled Product, and Chiron, under the circumstances of negotiating with the Cubist Suppliers for manufacture and supply of API and Filled Product for Chiron's requirements, may compete with Cubist for the use of such finite capacity.

          (d) ALTERNATE MANUFACTURING SOURCE. At any time from and after the date upon which Chiron exercises its back-up supply rights in accordance with the provisions of Section 11.6(a) (but not its back-up supply rights in accordance with the provisions of Section 11.6(b)), Chiron shall be free to establish a manufacturing source for API and/or Filled Product that is not a Cubist Supplier. Subject to the conditions and limitations set forth below in this Section 11.6(d), Section 11.6(e) and Section 11.6(f), at the request of Chiron, Cubist shall provide such cooperation and assistance, and shall request that the Cubist Suppliers provide such cooperation and assistance, to Chiron as Chiron shall reasonably request in connection with the establishment by Chiron of any such alternate manufacturing source. Subject to the conditions and limitations set forth below in this Section 11.6(d), Section 11.6(e) and Section 11.6(f) below, such cooperation and assistance may include reasonable assistance to enable or facilitate the preparation and maintenance by Chiron or its alternate manufacturing source of licenses, registrations, permits, qualifications and approvals from the relevant Regulatory Authorities so that such alternate supplier shall have satisfied all legal and regulatory requirements necessary to commence manufacture and supply of Filled Products to Chiron for sale in the Territory. Cubist shall be responsible for all costs and expenses incurred by Cubist and/or the Cubist Suppliers in connection with rendering such cooperation and assistance. In no event shall Cubist be required to do anything, or to cause, direct or request the Cubist Suppliers to do anything, pursuant to this Section 11.6(d) that would disadvantage, diminish or impair Cubist's ability to obtain or maintain continuous and uninterrupted supply of Finished Product for sale by Cubist or its Affiliates, Other Licensees or distributors outside the Territory.

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          (e)  TECHNOLOGY TRANSFER. Subject to the provisions of this Section
11.6(e), at the request of Chiron, Cubist shall transfer directly to the alternate manufacturing source designated by Chiron any and all Cubist Know-How or other Information with respect to the manufacture of Filled Products, PROVIDED that such alternate manufacturing source shall have entered into a nondisclosure agreement with Cubist in form and substance reasonably satisfactory to Cubist for purposes of appropriately and reasonably protecting the confidentiality and restricting the use of any such Cubist Know-How or other Information to be transferred by Cubist.

          (f) REGULATORY FILINGS. To the extent that Chiron or any alternate manufacturing source designated by Chiron pursuant to Section 11.6(d) needs to submit and make available to Regulatory Authorities in the Territory any Cubist Know-How or other Information concerning the manufacturing of API, Filled Products and/or Finished Products by any such alternate manufacturing source, the Parties agree that, to the fullest extent possible, such Cubist Know-How or other Information shall be made available to the applicable Regulatory Authorities in the Territory via a Drug Master File to be established by Cubist or any such alternate manufacturing source and that Chiron shall not have access to the Information in such Drug Master File. The applicable Regulatory Authorities in the Territory shall have full access to all of the Information in such Drug Master File to the extent necessary for such applicable Regulatory Authorities to consider and act upon the qualification of any such alternate manufacturing source or to consider and act upon any filings for Regulatory Approvals in the Territory that are submitted by Chiron, and Chiron shall have the right to reference all of the Cubist Know-How and Information in such Drug Master File to the extent necessary to file applications for Regulatory Approvals of Finished Products in the Territory and to obtain such Regulatory Approvals. If and to the extent that Chiron needs to submit and make available any Cubist Know-How or other Information concerning the manufacturing of API, Filled Products and/or Finished Products in connection with any submission by Chiron of any application for Regulatory Approvals of Finished Products within the Territory and the applicable regulatory requirements shall not permit the submission of such Cubist Know-How or other Information via a Drug Master File, then the Parties agree that such Cubist Know-How and other Information shall be made available to Chiron for the sole purpose of filing applications for Regulatory Approvals of Finished Products in the Territory and obtaining such Regulatory Approvals, and that Chiron shall not be entitled to use such Cubist Know-How or other Information for any other purpose whatsoever other than to manufacture or have manufactured API, Filled Products and/or Finished Products. Any Cubist Know-How or other Information pertaining to the manufacturing of API, Filled Products and/or Finished Products, as the case may be, that is made available to Chiron pursuant to this Section 11.6(f) shall be treated for all purposes of this Supply Agreement as Confidential Information of Cubist and shall be subject to the confidentiality obligations under Section 12.1 hereof (which Section incorporates by reference the confidentiality obligations of Article 13 of the License Agreement and makes them applicable to this Supply Agreement).

          (g) MANUFACTURING COSTS. Notwithstanding any provisions in this Supply Agreement or the License Agreement to the contrary, from and after the time that Chiron exercises its back-up supply rights in accordance with the provisions of this Section 11.6,

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Chiron shall be entitled, subject to the provisions set forth below in this
Section 11.6(g) and Section 11.6(h), to offset Chiron's Manufacturing Cost for units of Filled Product against any royalties payable by Chiron to Cubist under the License Agreement from sales in the Territory of Licensed Product consisting of such units of such Filled Product. Chiron's Manufacturing Costs shall be determined in accordance with the following subparagraphs (i), (ii) and (iii) of this Section 11.6(g):

               (i) BACK-UP SUPPLY FOR FILLING AND FINISHING ONLY. If Chiron exercises its back-up supply rights under this Section 11.6 with respect to Filled Product but not API and in the event that Cubist continues to supply API to Chiron pursuant to this Supply Agreement at Cubist's Manufacturing Cost for such API, then, for purposes of this Section 11.6(g) and notwithstanding anything in
               Section 7.1(b) to the contrary, Chiron's Manufacturing Cost for Filled Product shall consist of (i) the transfer price payable by Chiron to Cubist in connection with supply of API and (ii) Chiron's Manufacturing Cost attributable only to filling and finishing units of Filled Product up to an amount equal to [*] of the portion of Cubist's Manufacturing Cost immediately prior to the exercise by Chiron of its back-up supply rights pursuant to this Section 11.6 that is attributable to filling and finishing units of Filled Product.

               (ii) BACK-UP SUPPLY FOR BOTH API AND FILLED PRODUCT. If Chiron exercises its back-up supply rights under this Section 11.6 with respect to both API and Filled Product, then, for purposes of this Section 11.6(g) and notwithstanding anything in Section 7.1(b) to the contrary, Chiron's Manufacturing Cost for Filled Product shall be no greater than an amount equal to [*] of the Transfer Price in effect immediately prior to the exercise by Chiron of its back-up supply rights pursuant to this Section 11.6.

               (iii) CUBIST ABLE TO SUPPLY. In the event that, at any time and from time to time after Chiron exercises its back-up supply rights pursuant to this Section 11.6, Cubist is ready, willing and able to supply Filled Products to Chiron and Chiron is, in accordance with the provisions of Section 11.6(h) below, able to consider re-establishing a supply relationship with Cubist, then, for purposes of this Section 11.6(g) and notwithstanding anything in Section 7.1(b) or in the foregoing provisions of this Section 11.6(g) to the contrary, Chiron's Manufacturing Cost for Filled Product shall be an amount per unit of Filled Product no greater [*] at which Cubist would be prepared at the time of such quote to supply units of Filled Product to Chiron.

Subject to Section 11.6(h), any offset pursuant to this Section 11.6(g) of Chiron's Manufacturing Cost for units of Filled Product against any royalties payable by Chiron to

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Cubist under the License Agreement for sales in the Territory of Licensed
Product consisting of such units of such Filled Product shall be in lieu of offsetting against such royalties, as contemplated under the License Agreement, the Transfer Price that Chiron would have paid to Cubist if Cubist had supplied such units of Filled Product pursuant to this Supply Agreement. In the event that the amount of royalties due from Chiron to Cubist pursuant to the License Agreement for sales in the Territory of units of Licensed Product is less than the aggregate Chiron Manufacturing Cost incurred by Chiron with respect to such units, Cubist shall not be liable or responsible for, or owe Chiron any monies as a result of, such deficiency.

          (h) RE-SUPPLY BY CUBIST. In the event that Chiron exercises its back-up supply rights in accordance with the provisions of this Section 11.6, Chiron shall use Commercially Reasonable Efforts to minimize the length of time that it is contractually obligated to source API and/or Filled Product from a supplier other than Cubist and to minimize the applicable transfer price that Chiron agrees to pay to such supplier other than Cubist in connection with API and/or units of Filled Product supplied by such supplier. In the event that Chiron is at or near the end of the terms of the contracts for supply of Licensed Product with Third Parties (subsequent to having exercised its back-up supply rights herein) or in the event that, prior to the end of the term of any such contracts, Chiron is no longer contractually obligated to source all or any portion of Chiron's requirements for API and/or any Filled Product under any such contracts, then Chiron will notify Cubist thereof and thereafter, Cubist, to the extent that it remains so interested, shall be included among the interested contract manufacturers and suppliers with whom Chiron holds discussions for the supply of all or any portion of Chiron's requirements for API and/or such Filled Product. Cubist acknowledges that, subject to the provisions of Section 11.6(g) above, beyond inclusion and participation in the discussions for such rights, Cubist has no additional right or expectation whatsoever, and Chiron has no additional obligation to Cubist in respect of such co-negotiation rights. Without limiting the generality of the foregoing, Cubist acknowledges that Chiron shall have complete liberty to select its manufacturer and supplier for API and/or Filled Product as Chiron sees fit.

                                   ARTICLE 12.
                                  MISCELLANEOUS

     12.1. APPLICABLE LICENSE AGREEMENT PROVISIONS. The following provisions of the License Agreement are incorporated herein by reference and shall apply to this Supply Agreement in the same manner as which they apply to the License
Agreement: Articles 12 (Confidentiality) and 14 (Dispute Resolution), except as otherwise provided in Section 5.3(d), and Sections 15.2 (Force Majeure), 15.5 (No Strict Construction), 15.7 (Performance by Affiliates), 15.8 (Counterparts),
15.9 (Further Actions), 15.10 (Severability), 15.11 (Headings) and 15.12 (No Waiver).

     12.2. ENTIRE AGREEMENT; AMENDMENT. This Supply Agreement, the License Agreement, the Stock Purchase Agreement and the Confidentiality Agreement set forth the complete, final and exclusive agreement, and the covenants, promises, agreements, warranties, representations, conditions and understandings, between the Parties with respect to

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the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. In the event of any conflict between the terms of this Supply Agreement and the terms of the License Agreement, the terms of this Supply Agreement shall control, except in instances where this Supply Agreement explicitly references a specific provision of the License Agreement, in which instances the License Agreement shall control. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and in the other three referenced agreements between the Parties. No subsequent alteration, amendment, change or addition to this Supply Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     12.3. ASSIGNMENT. Neither party may sell, assign, sublicense or otherwise transfer this Supply Agreement except in accordance with the provisions of
Section 15.6 of the License Agreement.

     12.4. NOTICES. Any legal notice required or permitted to be given under this Supply Agreement shall be in writing, shall specifically refer to this Supply Agreement and shall be mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered, or sent by facsimile, electronic transmission confirmed, to the addresses or facsimile numbers of the Parties shall be as described below, unless changed by a notice so given hereunder. Notice shall be deemed given on the date of receipt.

     For Chiron:

           To:                               With a Copy to:
           --                                --------------

           Chiron Healthcare Ireland Ltd.    Chiron Corporation
           United Drug House                 4560 Horton Street
           Belgard Road,                     Emeryville, CA  94608
           Tallaght, Dublin, Ireland         Attn: General Counsel
           Fax:  +353 (1) 458-5583           Fax: (510) 923-5360


     For Cubist:

           To:                               With a Copy to:
           --                                --------------

           Cubist Pharmaceuticals, Inc.      Bingham McCutchen LLP
           65 Hayden Avenue                  150 Federal Street
           Lexington, MA  02421              Boston, MA  02110
           Attn: General Counsel             Attn: Julio E. Vega, Esq.
           Fax: (781) 860-1407               Fax: (617) 951-8736

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     12.5. COMPLIANCE WITH LAW. In performing their obligations hereunder, both
Parties shall comply with all Applicable Laws and shall obtain and maintain all approvals, licenses and permits required thereby.

     12.6. GUARANTY. Chiron Parent Company hereby unconditionally and irrevocably guarantees, as primary obligor, to Cubist, the due and punctual payment and performance as and when due of the obligations, responsibilities, undertakings, representations, warranties, payment covenants, obligations and agreements of Chiron and its Affiliates under this Supply Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Supply Agreement to be effective as of the Effective Date.


CHIRON HEALTHCARE                         CUBIST PHARMACEUTICALS, INC.
   IRELAND LTD.

By: /s/ Craig A. Wheeler                 By: /s/ Oliver S. Fetzer
   -----------------------------------       -----------------------------------

Name: Craig A. Wheeler                   Name: Oliver S. Fetzer
     ---------------------------------         ---------------------------------

Title: President,                        Title: Senior Vice President and
       Chiron Biopharmaceuticals                Chief Business Officer
      --------------------------------          --------------------------------

Date:  October 2, 2003                   Date:  October 2, 2003
      --------------------------------          --------------------------------

Agreed only as to Section 12.6 by:

CHIRON CORPORATION


By: /s/ Craig A. Wheeler
   -----------------------------------

Title: President,
       Chiron Biopharmaceuticals
      --------------------------------

Date: October 2, 2003
      --------------------------------

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